Exhibit 23.4

CONSENT OF QUALIFIED PERSON

In connection with this Registration Statement on Form F-3 (including any amendments or supplements and/or exhibits thereto, the "Registration Statement") of Largo Inc. (the "Company"), the undersigned consents to: (i) the incorporation by reference and use of information derived from the National Instrument 43-101 technical report titled "An Updated Life of Mine Plan (LOMP) for Gulçari A (Campbell Pit) and Pre-Feasibility Study for Gulçari A Norte (GAN), Novo Amparo (NAO), Novo Amparo Norte (NAN) and São José (SJO) Deposits, in respect of the Company's Maracás Menchen Mine in Brazil" (the "Technical Report"), effective January 30, 2024, in the Registration Statement; and (ii) the use of and references to the undersigned's name, including the undersigned's status as an expert or "qualified person" in connection with the Technical Report, who has reviewed, prepared or approved the disclosure of the scientific and technical information contained in the portions of the Technical Report that the undersigned supervised the preparation of and/or was reviewed and approved by the undersigned, in the Registration Statement.

November 12, 2025

/s/ Branca Horta de Almeida Abrantes
Name: Branca Horta de Almeida Abrantes